Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stewardship Financial Corporation

We consent to the incorporation by reference in the registration statements Nos. 333-31245 and 333-167373 on Form S-8; No. 333-204352 on Form S-3; and Nos. 333-216878 and 333-217237 on Form S-1 of Stewardship Financial Corporation of our report dated March 23, 2018, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and Subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively the consolidated financial statements), which report appears in the December 31, 2017 Annual Report on Form 10-K of Stewardship Financial Corporation.

/s/ KPMG LLP
Short Hills, New Jersey
March 23, 2018